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                                                                    EXHIBIT 99.2

                                                             DRAFT PRESS RELEASE
                                                             -------------------


For Release:  Immediate                       CONTACT:  John D.Doherty
                                                        President
                                                        (617) 628-4000

              CENTRAL CO-OPERATIVE BANK COMPLETES HOLDING COMPANY
                                 REORGANIZATION

     JANUARY 7, 1999; SOMERVILLE, MASSACHUSETTS; Central Co-operative Bank (NASDAQ National Market: CEBK) today announced that effective on January 8, 1999, it will complete its holding company reorganization. Under the Plan of Reorganization and Acquisition approved by the stockholders at a special meeting of stockholders held on November 19, 1998, the Bank will become a subsidiary of a newly formed Massachusetts holding company, Central Bancorp, Inc., and each currently outstanding share of the Bank's common stock will be automatically converted into a share of holding company common stock. The Bank will continue to conduct business from the same locations and in the same manner as before the reorganization.

     Beginning on Friday, January 8, 1999, shares of Central Bancorp, Inc. Common Stock will trade on the Nasdaq National Market under the trading symbol "CEBK", which is the same trading symbol under which shares of Central Co-operative Bank traded prior to the consummation of the reorganization.

     "The holding company reorganization is an important step which will give the Bank more operating flexibility than it currently has and will facilitate expansion and diversification", John D. Doherty, President of the Bank, explained.

     Central Bancorp, Inc. will be a Massachusetts-chartered one-bank holding company which has Central Co-operative Bank as its only subsidiary. Central Co-operative Bank is a stock-chartered Massachusetts co-operative bank, headquartered in Somerville, Massachusetts, that maintains seven branch offices in the Commonwealth of Massachusetts and has its deposits insured by the Federal Deposit Insurance Corporation (FDIC).